Exhibit 5.1

August 10, 2011

Valeant Pharmaceuticals International, Inc.
7150 Mississauga Road
Mississauga, Ontario
Canada  L5N 8M5

Dear Sirs/Mesdames:

Adoption of the Valeant Pharmaceuticals International, Inc. 2011 Omnibus Incentive Plan

We acted as Canadian counsel to Valeant Pharmaceuticals International, Inc. (the Corporation) in connection with the adoption of the Corporation’s 2011 Omnibus Incentive Plan (the Plan). We understand that the Corporation intends to file a Registration Statement on Form S-8 with exhibits thereto (the Registration Statement) under the U.S. Securities Act of 1933, as amended (the Act), and the rules and regulations thereunder, relating to the registration of an additional 10,500,000 common shares in the capital of the Corporation (the Shares) which may be issued from treasury by the Corporation pursuant to the Plan.  The Shares will be issued by the Corporation upon (i) the due exercise of options (Options) or share appreciation rights (SARs) granted and to be granted pursuant to the Plan or (ii) the due vesting of share awards granted and to be granted pursuant to the Plan (the Share Awards), in each case in accordance with the terms and conditions of the Plan and the terms and conditions that the board of directors of the Corporation or the committee designated by the board of directors of the Corporation to administer the Plan (the Committee) may have determined with respect to such Options, SARs or Share Awards.

In connection with the opinions expressed herein, we have considered such questions of law and have examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary.  In such examinations, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies.

In connection with the opinions expressed herein, we have not reviewed the minute books or other corporate records of the Corporation.  As to certain matters of fact, we have relied exclusively upon a certificate of an officer of the Corporation dated June 8th, 2011.  For the purposes of the opinions expressed herein, we have assumed that the Corporation is at all relevant times a corporation validly existing under the Canada Business Corporations Act, and that the Corporation has the corporate power and corporate authority to issue the Shares.  With respect to the number of Shares to be issued we have relied on the description being made in the Registration Statement.  Our opinions herein pertain solely to matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

On the basis of the foregoing, we are of the opinion that:

(a)
all necessary corporate action has been taken by the Corporation to authorize the issuance of the Shares upon the due exercise of Options or SARs or the due vesting of Share Awards in accordance with the terms and conditions of the Plan and the terms and conditions that the Committee may have determined with respect to the exercise or vesting, as the case may be, of such Options, SARs or Share Awards, in each case provided that such Options, SARs or Share Awards are duly granted pursuant to and in accordance with the Plan;

(b)
the Shares, when issued upon the due exercise of Options or SARs or the due vesting of Share Awards duly granted pursuant to the Plan and in accordance with the terms and conditions of the Plan and of those Options, SARs or Share Awards, and, in the case of Options, upon receipt of the exercise price for those Options or any applicable payment for those SARs or Share Awards, will be outstanding as validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the United States Securities and Exchange Commission (the SEC) promulgated thereunder.

The opinions expressed herein are provided solely for your benefit in connection with the filing of the Registration Statement with the SEC and may not be relied on for any other purpose or by any other person.

Yours very truly,

/s/ Norton Rose OR LLP

Norton Rose OR LLP

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